EXHIBIT 99.1

Contacts:Media – Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826 Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel to Redeem Another $75 Million of its 7 7/8% Senior Notes Due February 2009

Company Has Already Redeemed $225 Million of the Original $450 Million Notes

MIDDLETOWN, OH, April 24, 2007 – AK Steel (NYSE: AKS) said that it will redeem another $75 million of its outstanding 7 7/8% Senior Notes Due February 15, 2009. AK Steel redeemed $225 million of the $450 million of notes on March 2, 2007, and had previously announced that it would consider redeeming the remaining $225 million during or before the first quarter of 2008. The company said the redemption of an additional $75 million of the notes will be funded from the company’s existing cash reserves, and is expected to be completed in the second quarter of 2007.

AK Steel expects to incur a non-cash, pre-tax charge of approximately $0.4 million in the second quarter of 2007 related to this action. However, the company expects to realize a net, pre-tax interest-related benefit of $1.3 million in 2007 resulting from completion of this partial redemption of notes.

“We continue to focus our use of cash to strengthen our balance sheet and improve profitability for the benefit of shareholders,” said James L. Wainscott, chairman, president and CEO.

Headquartered in Middletown, Ohio, AK Steel produces flat-rolled carbon, stainless and electrical steel products, as well as carbon and stainless tubular steel products, for automotive, appliance, construction and manufacturing markets.

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